COOPERATION AND PROJECT FUNDING AGREEMENT

Agreement made this 7th day of June, 2012, by and

BETWEEN

The Canada-Israel Industrial Research and Development Foundation
(hereinafter referred to as "the Foundation" or "CIIRDF")

AND

Behavioural Neurological Applications and Solutions (BNAS)
(hereinafter referred to as the " Proposer")

WHEREAS the Government of the Province of Ontario as represented by the Premier of the Province of Ontario (hereinafter referred to as "Ontario") and the Government of the State of Israel as represented by the Minister of Industry, Trade and Labor (hereinafter referred to as "Israel"), did, on the 8th day of April, 2005, sign a Memorandum of Understanding concerning bilateral cooperation in private sector industrial research and development (hereinafter refeered to as "the MOU");

AND WHEREAS it was agreed that Ontario and Israel within its respective competence and applicable legislation, will facilitate and encourage cooperation and support projects in the field of industrial and technological research and development on the basis of mutual balanced benefit between interested industries and organizations aimed at the development of products or processes to be commercialized in the global market and based on cooperation between at least one industrial partner from Ontario and at least one industrial partner from Israel (hereinafter referred to as " Eligible Projects"),

AND WHEREAS Ontario and Israel agreed that the Canada –Israel Industrial Research and Development Foundation (hereinafter referred to as "CIIRDF") will be the entity responsible to identify and facilitate partnerships and projects between Ontario and Israeli corporations

AND WHEREAS Ontario has provided CIIRDF with a grant of $3 million for activities and projects in support of the MOU;

AND WHEREAS Israel through the Office of the Chief Scientist has examined and duly approved the proposal submitted by the Proposer and Applied Cognitive Engieering Ltd., entitled **"Development of a Comprehensive Cognitive Diagnostic Assessment and Treatment Platform for Childhood Attention Deficit Disorder & Attention Deficit Hyperactivity Disorder (ADD/ADHD)",** and is willing to provide certain funding for the implementation of the Proposal;

AND WHEREAS CIIRDF has examined and duly approved the proposal

submitted by the Proposer Applied Cognitive Engieering Ltd, entitled **"Development of a Comprehensive Cognitive Diagnostic Assessment and Treatment Platform for Childhood Attention Deficit Disorder & Attention Deficit Hyperactivity Disorder (ADD/ADHD)"**, and identified as **Ontario Israel Project Number 170**, and is willing to provide certain funding for the implementation for the Proposal on the terms and conditions hereinafter set forth;

NOW THEREFORE the parties hereto agree as follows:

A: General

A.1. The preamble to this Agreement shall be deemed an integral part thereof.

A.2. The President of CIIRDF is empowered by its Board of Directors to execute this Agreement and to perform all acts under the terms hereof on behalf of CIIRDF.

A.3. The following document is incorporated by reference and made a part of this Agreement: The Proposal, dated **the 28th day of November, 2011**, as stamped with CIIRDF's approval on **the 28th day of November, 2011** submitted by the Proposer and Applied Cognitive Engieering Ltd., and attached hereto as Annex G to this Agreement (the "Proposal"). Nonetheless, should any provision of said Proposal be inconsistent with any other provision of this Agreement, the provisions otherwise set forth in this document shall prevail .

A.4. In this Agreement, "Innovation" shall mean any products, processes, inventions, technology, discoveries, improvements, modifications, methods, software, specifications, or any form of technical information developed or arising from the Proposal.

B: Project Financing

B.1. CIIRDF hereby agrees to fund, by grant, the implementation of the Proposal in the maximum sum of **$300,000** or 44% of the actual expenditures of the Proposer on the project, as contemplated in the Approved Project Budget set forth in Annex A hereto, whichever is less, (the"Grant") and at the times as may otherwise be set forth in Annex B hereto.

B.1.1. The percentage of the actual expenditures of the project which CIIRDF provides shall hereinafter be described as the "Foundation's *pro rata* share".

B.2. The Proposer shall provide in timely fashion all budgetary funds in excess of those provided hereunder by CIIRDF.

B.3. The Proposer shall make payments to CIIRDF based on Gross Sales derived from the sale, leasing or other marketing or commercial exploitation of the Innovation, including service or maintenance contracts, commencing with the first such commercial transaction. Such payments shall be based on either of the following:

a) The Grant referred to in Sub.Sec.B.1. above (plus any other sums actually awarded to the Proposer by CIIRDF in connection with the subject matter of the Proposal {"Other Sums"}) shall be repaid in Canadian Dollars at the rate of 2½% per year's Gross Sales, until 100% of the Grant and Other Sums has been repaid, such repayments to be in year dollars.

b) When the Proposer shall have repaid the following maximum percentages of the Grant and Other Sums in any of the following years following the first commercial transaction, no additional payments to CIIRDF on account of the Grant and Other Sums shall be required.

Year of Repayment

Following First Commercial Transaction	Maximum Percentage of Grant and Other Sums to be Repaid
Year 1	90%
Year 2	92%
Year 3	94%
Year 4	96%
Year 5	98%
Year 6 or more	100%

B.3.1. The term "Gross Sales" shall include all specific export incentives or bonuses paid the Proposer on account of sale of the Innovation for export, but shall not include sums paid for commissions, brokerage, value added and sales taxes on the sale of the finished product, or transportation and associated insurance costs, if same have been included in the gross sales price.

B.3.2. The Innovation shall be deemed to have been sold, marketed or otherwise commercially exploited if the Innovation, or any improvement, modification or extension of it is put to the benefit of a third party, whether directly or indirectly, and whether standing alone or incorporated into or conjoined with other hardware or processes, and for which benefit the said third party gives something of value. This provision shall not apply to transactions between the Proposer and Applied Cognitive Engieering Ltd. or between the Proposer and its parent or subsidiaries. Should such parent or subsidiary resell the Innovation separately identified or incorporated in a system, the sales price shall be the price to third parties from the parent or subsidiary making the sale, such sales price being defined by the same criteria as sales are defined for purposes of "Gross Sales" in Sub.Sec.B.3.1 above.

If the Innovation is a part of a product sold, marketed or otherwise commercially exploited, the sale price for purposes of payments according to Sub.Sec.B.3 shall be the sales price of that product multiplied by a factor whose numerator is the manufacturing cost of the Innovation and whose denominator is the manufacturing cost of the product. If there shall have been established a market price for the Innovation, such price shall be the basis for payments according to Sub.Sec.B.3, notwithstanding the incorporation of the Innovation in another product.

B.4. All payments due CIIRDF shall be calculated on a biannual calendar basis, and statements, consistent with generally accepted accounting procedures and with the standard accounting procedures of the Proposer and signed by an officer of the Proposer, rendered with payment in and within 90 calendar days following the end of each biannual period. Payments to CIIRDF per Sub.Sec.B.3 shall commence at the end of the biannual period during which the first sale was made.

All late payments shall bear interest at 1% more than the average prime rate prevailing at the Canadian Imperial Bank of Commerce (CIBC) during the period from the date payment was due until actually made.

B.5. Should any portion of the technology or innovation developed in whole or in part under this Agreement be sold outright to a third party, one-half of all proceeds of the sale shall be applied as received until there has been full repayment to CIIRDF of a sum equal to the percentage indicated in Sub.Sec.B.3. hereto of the Grant and Other Sums actually received by Proposer hereunder, in equivalent dollars valued at time of repayment.

Payments due and not made following receipt of proceeds shall bear interest at 1% more than the average prime rate prevailing at the CIBC.

B.6. License agreements involving patented invention(s) or technology developed in whole or in part during this Foundation-supported project shall be subject to Annex E.

C: Conduct of the Project

C.1. The Proposer agrees to do the work set out in the Proposal in accordance with good standards relevant to such undertakings, and shall expend funds received hereunder only in accordance with such Proposal and the requirements of this Agreement.

C.2. The Proposer agrees to comply with the Program Plan for the Innovation as set forth in Annex C hereto.

C.3. The Proposer hereby appoints Neil Closner as Project Manager for the implementation of the project during the period of this Agreement and in accordance with the Program Plan as set out in Annex C of this Agreement.

C.4. The Proposer shall not make substantial transfers of funds from one budget item to another, change key personnel or their duties and responsibilities or diminish their time allocated to the proposed work hereunder without prior written approval by CIIRDF, which approval shall not be unreasonably withheld.

C.4.1. Should any key person be absent from his work or should such absence be expected, for 90 days or more, or should there be any significant reduction in the total personnel force assigned the project under the Proposal, the Proposer shall forthwith notify CIIRDF.

D: Reporting Requirements

D.1. The Proposer shall submit to CIIRDF, in writing, the following reports:

a. Fiscal and technical reports within 30 days following the expiration of the each phase period;

b. Final fiscal, technical and commercialization reports within 60 days following termination of this Agreement.

c. Reports on Sales are to be submitted bi- annually for the periods of January to June and July to December within 60 days of completion of the bi-annual period until such time as the Grant has been fully repaid.. Such reports are to provide details on all commercialization exploitation activities, including gross sales, revenues resulting from sales of patented inventions and revenues derived from license agreements.

D.1.1. Such reports shall be in form and substance as provided in Formats for Technical, Fiscal and Commercialization Reports, as set out in Annex F of this Agreement..

D.2. The Proposer shall provide, at its expense, briefings on the progress of the work hereunder within 45 days following request by CIIRDF. Such briefings shall accord with the form and depth as CIIRDF may reasonably request.

E: Publications

E.1. In any publication in scientific or technical journals of data or other information derived from the work hereunder, or any publication related to the work, but not including

product literature or manuals, the support of CIIRDF shall be acknowledged.

E.2. To the extent so required to permit CIIRDF free dissemination of such publications or information which CIIRDF is privileged to disseminate subject to the limitation of Sec. F., below, the Proposer shall be deemed hereby to waive any claim with respect to such dissemination for infringement of any Copyright it may have or may obtain.

E.3. The Proposer shall furnish to CIIRDF two (2) copies of all publications resulting from Foundation-supported work as soon as possible after publication.

F: Proprietary Information

F.1. Proprietary information, clearly identified as such, submitted to CIIRDF in the Proposal, in any report or verbally, or obtained by Foundation personnel observation pursuant to any request or briefing, shall be treated by CIIRDF as confidential. At the request of the Proposer a confidential disclosure agreement may separately be entered into by the parties.

F.2. Nothing contained in the foregoing shall restrict the right of CIIRDF to make public the fact of CIIRDF's support for the project, and the identification of the Proposer therein. The details of any such publication, however, shall be subject to approval by the Proposer.

G: Patents and Royalties

G.1. If Proposer elects to apply for letters patent on any or all inventions resulting in whole or in part from performance of CIIRDF -supported activity, such applicant shall, at his own expense, so apply in Canada and in Israel, and in such other countries and at such times as he may deem appropriate.

G.2. Unless the Proposer is making payments to CIIRDF under Sec. B hereto, where the Proposer retains rights in an invention and obtains a patent thereon in accordance with Sub.Sec.G.1., the Proposer shall pay to CIIRDF a royalty as set forth in Annex D hereto, on sales of any product embodying the invention or any product made by practicing the invention. CIIRDF's rights hereunder shall apply whenever such patents are obtained and shall survive termination of this Agreement.

H: Revocation of Agreement

H.1. CIIRDF may revoke any award, in whole or in part, for fundamental breach of the terms of the Agreement.

H.2. Upon receipt of notice of the revocation for fundamental breach, the Proposer may cure the default in and within thirty calendar days after the date of receipt of the notice.

H.3. Notwithstanding any other provision in this Agreement to the contrary, CIIRDF shall not be obliged to provide any further funding after notice until and unless the said default is cured and so demonstrated to the reasonable satisfaction of CIIRDF.

H.4. If CIIRDF shall revoke as aforesaid, all funds given to the Proposer per Sub.Sec.B.1 above shall become due immediately without need for demand. Such funds which do not, by terms of this Agreement, bear interest, shall be repaid with interest at 1% more than the average prime rate prevailing at CIBC, from date of notice of revocation.

H.5. The Proposer may not terminate this Agreement or abandon the project without the prior

written consent of CIIRDF, which consent shall not be unreasonably withheld.

H.6. If upon termination of this Agreement for any reason, the entire budgeted sum has not been expended, the Proposer shall forthwith return to CIIRDF its *pro rata* share of such unexpended portion. If not repaid forthwith, such sum shall bear interest as per Sub.Sec.H.4.

I: **Financial Records**

I.1. The Proposer shall maintain business and financial records and books of account for the work hereunder separate and apart from other business records of the Proposer. Such books and records shall be in usual and accepted form.

I.2. Books and records of the work hereunder shall show the Proposer's contribution. Upon request by CIIRDF, the Proposer shall provide evidence of his compliance hereunder.

I.3. CIIRDF may examine, or cause to be examined, the financial books, vouchers, records and any other documents of the Proposer relating to this Agreement at reasonable times and intervals during the term of this Agreement and for the period of one (1) year following termination, or for so long as payments per Sub.Sec.B.3, Sub.Sec.B.5 or of patent royalties are due, or may become due CIIRDF, whichever shall be the later.

J: **Suits Against CIIRDF**

J.1. The Proposer shall defend all suits brought against CIIRDF, its officers or personnel, indemnify them for all liabilities and costs and otherwise hold them harmless on account of any and all claims, actions, suits, proceedings and the like arising out of, or connected with or resulting from the performance of this Agreement by the Proposer, or from the manufacture, sales, distribution or use by the Proposer of the Innovation, whether brought by the Proposer or its personnel or by third parties.

J.2. The Proposer agrees that persons employed by it in connection with the research project shall be deemed to be solely its own employees and that no relationship of master and servant shall be created between such employees and CIIRDF, either for purposes of tort liability, social benefits, or for any other purpose. The Proposer shall indemnify CIIRDF and hold it harmless from court costs and legal fees, and for any payment which CIIRDF may be obliged to make on a cause of action based upon an employee-employer relationship as aforesaid.

K: **Miscellaneous Conditions**

K.1. CIIRDF makes no representation, by virtue of its funding the work hereunder, or receiving payments or royalties as a result of this Agreement, as to the safety, value or utility of the Innovation or the work undertaken, nor shall the fact of participation of CIIRDF, its funding or exercise of its rights hereunder be deemed an endorsement of the Innovation or of the Proposer, nor shall the name of CIIRDF be used for any commercial purpose or be publicized in any way by the Proposer except within the strict limits of this Agreement.

K.2. The Proposer may not assign this Agreement or any of the work undertaken pursuant to it without the prior written consent of CIIRDF, which consent shall not be unreasonably withheld.

K.3. This Agreement shall be construed under the laws of the province of Ontario. The forum for the resolution of any dispute arising from this Agreement shall be Ottawa, Ontario, Canada.

K.4. Unless the parties to a dispute shall agree otherwise, the dispute shall be referred to

arbitration under the rules of the arbitration legislation in effect within the province of Ontario.

K.5. The Proposer undertakes to comply with all applicable Canadian federal and provincial laws, rules and regulations, and will apply for and obtain all necessary licenses and permits for carrying out of its obligations hereunder.

K.6. Notices, communications and reports shall be hand-delivered or mailed by prepaid first-class mail (airmail if transmitted internationally) addressed to:

a. The Canada-Israel Industrial Research and Development Foundation
371A Richmond Road, Suite 3
Ottawa, Ontario
K2A 0E7

b. Behavioural Neurological Applications and Solutions Inc.
70 Elmsthorpe Ave, Suite 201
Toronto, Ontario
M5P 2L7

L: **Limitation on Payments**

Notwithstanding any other interpretation of this Agreement or the Annexes hereto to the contrary, the Proposer's total obligation hereunder for payments to CIIRDF shall not exceed the percentages indicated in Sub.Sec.B.3. hereto of the total funds actually provided by CIIRDF hereunder, in year dollars and the total obligation of the Proposer for payments to CIIRDF shall not exceed the amount actually provided to the Proposer by CIIRDF as set out in Annex B .

M: **Effective Date**

The effective date of this Agreement shall be **the 1st day of ~~February~~ March, 2012**. Unless sooner terminated by CIIRDF per Sec. I., this Agreement shall terminate in **18 months** following the effective date.

Signed the day and date above first given

Henri Rothschild, President of CIIRDF

Neil Closner, CEO of Behavioural Neurological Applications and Solutions Inc.